EXHIBIT 21.1



                             AMERICREDIT CORP.

                        SUBSIDIARIES OF THE COMPANY





                                                     State of
     Subsidiary                 Ownership %        Incorporation

URCARCO Operating Co., Inc.        100%             Delaware

Crestpointe General Agency, Inc.   100%             Texas

AmeriCredit Financial Services,
  Inc.                             100%             Delaware

ACF Investment Corp.               100%             Delaware

AmeriCredit Premium Finance, Inc.  100%             Delaware

URCARCO Enterprises, Inc.          100%             Texas